Exhibit 5.1





June 21, 1995


Tosco Corporation
72 Cummings Point Road
Stamford, CT 06902

Ladies and Gentlemen:

We have acted as counsel to Tosco Corporation, a Nevada corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the public offering of aggregate proceeds not to exceed $250,000,000 of debt securities of the Company (the "Securities"). We may also act as counsel to the Company in connection with the possible future registration of up to $50,000,000 aggregate proceeds of Securities that may be registered pursuant to Rule 462(b) under the Securities Act by means of an additional registration statement relating to the Registration Statement (any such additional registration statement, the "462(b) Registration Statement").

We have examined copies of the Restated Articles of Incorporation and Bylaws of the Company, the Registration Statement and all exhibits thereto, and such other corporate records and documents and papers, statutes and authorities, and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

We are members of the bar of the State of New York and do not purport to be experts on the laws of any other state or jurisdiction relevant to this opinion.

Based on the foregoing, we are of the opinion that the Securities (including any Securities issued pursuant to the 462(b) Registration Statement, if any), if and when issued under the circumstances contemplated by the Registration Statement, have been duly authorized and, such Securities, when issued and sold in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion in any 462(b) Registration Statement, and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN

STROOCK & STROOCK & LAVAN